As filed with the Securities and Exchange Commission on December 20, 2000

                                                      Registration No. 333-42512


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            Post-Effective Amendment
                                    No. 2 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       AMERICAN COMMUNITY BANCSHARES, INC.
                 (Name of small business issuer in its charter)


             North Carolina                                6712                               56-2179531
(State or Jurisdiction of Organization)     (Primary Standard Industrial Code)     (IRS Employer Identification No.)

                          2593 West Roosevelt Boulevard
                        Monroe, North Carolina 28111-0418
                                 (704) 225-8444
          (Address and telephone number of principal executive offices)

                           Randy P. Helton, President
                          2593 West Roosevelt Boulevard
                        Monroe, North Carolina 28111-0418
                                 (704) 225-8444
            (Name, address and telephone number of agent for service)


                                   Copies to:

     Anthony Gaeta, Jr., Esq.                           Brian T. Atkinson, Esq.
        Erik Gerhard, Esq.                              Moore & Van Allen, PLLC
      Gaeta & Glesener, P.A.                             100 North Tryon Street
 808 Salem Woods Drive, Suite 201                               Floor 47
         Raleigh, NC 27615                                Charlotte, NC 28202
          (919) 845-2558                                     (704) 331-1000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-42512

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS SUPPLEMENT
December 19, 2000

                       American Community Bancshares, Inc.

                                  Common Stock
                         Purchase Price $9.50 Per Share

    1,000,000 Shares                                        500,000 Shares
        (Maximum)                                              (Minimum)

                               RECENT DEVELOPMENTS

This Prospectus Supplement dated December 19, 2000 describes material developments in the 2000 stock offering of American Community Bancshares, Inc. It should be read in conjunction with the Prospectus dated October 2, 2000 to which this Supplement is made a part.

Extension of the Offering: The Board of Directors, by a resolution effected December 19, 2000, extended the Offering through February 28, 2001, or until subscription offers have been accepted and full payment received for the maximum amount of shares offered, whichever is earlier.





                       American Community Bancshares, Inc.
                             American Community Bank

       Mailing Address:                                Executive Offices:
     Post Office Box 5035                        2593 West Roosevelt Boulevard
Monroe, North Carolina 28111-5035                    Monroe, North Carolina

                              Phone: (704) 225-8444

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of American Community Bancshares provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of American Community Bancshares, or at the request of American Community Bancshares serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of American Community Bancshares. Accordingly, American Community Bancshares may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

[Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. American Community Bancshares has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify American Community Bancshares and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.
American Community Bancshares may also purchase such a policy.]

As permitted by North Carolina law, Article 5 of American Community Bancshares' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of American Community Bancshares or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of American Community Bancshares, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of American Community Bancshares).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee                                    $  2,244 *
Sales Agent Commission                               300,000**
NASD Fee                                               1,162 *
Listing Fee                                           10,000 *
Printing and Engraving Expenses                       20,000 *
Legal Fees and Expenses                               45,000 *
Accounting Fees and Expenses                          15,000 *
Blue Sky Fees and Expenses                             5,000 *
Miscellaneous                                          2,500 *
                                                    --------
     Total                                         $ 400,906

*  Estimated
** Estimated sale of 500,000 shares

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

American Community Bancshares has sold no unregistered securities since it was chartered on February 16, 2000.

ITEM 27. INDEX TO EXHIBITS.

The following exhibits are filed with this Registration Statement:

Exhibit
Number   Description

  1.1    Sales Agency Agreement (previously filed)
  1.2    Selected Dealer Agreement (previously filed)
  1.3    Escrow Agreement (previously filed)
  3.1    Articles of Incorporation of American Community Bancshares, Inc. *
  3.2    Bylaws of American Community Bancshares, Inc. *
   4     Specimen common stock Certificate *
   5 Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered (previously filed)
 10.1    1999 Incentive Stock Option Plan *
 10.2    1999 Nonstatutory Stock Option Plan *
 10.3    Employment Agreement of Randy P. Helton dated April 15, 1998 *
 10.4    401(k) Savings Plan of American Community Bank *
  21     Subsidiaries of American Community Bancshares, Inc. (previously filed)
 23.1    Consent of Dixon Odom PLLC (previously filed)
 23.2    Consent of Gaeta & Glesener, P.A. (contained in Exhibit 5 hereto)
  24     Power of Attorney (previously filed)
  27     Financial Data Schedule (previously filed)

* Incorporated by reference to the Registration Statement of American Community Bancshares, Inc. on Form S-4, Registration No. 333-31148 as filed with the Securities and Exchange Commission on February 25, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of North Carolina, on December 19, 2000.


                                   AMERICAN COMMUNITY BANCSHARES, INC.


                                   By: /s/ Randy P. Helton
                                       ---------------------------------
                                       Randy P. Helton
                                       President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 19, 2000 by the following persons in the capacities indicated.


/s/ Randy P. Helton
-------------------------------------
Randy P. Helton
President and Chief Executive Officer

/s/ Dan R. Ellis, Jr.
-------------------------------------
Dan R. Ellis, Jr.
Chief Financial Officer and Secretary

/s/ Thomas J. Hall*
-------------------------------------
Thomas J. Hall
Director

/s/ Larry S. Helms*
-------------------------------------
Larry S. Helms
Director

/s/ Kenneth W. Long*
-------------------------------------
Kenneth W. Long
Director

/s/ L. Steven Phillips*
-------------------------------------
L. Steven Phillips
Director

/s/ David D. Whitley*
-------------------------------------
David D. Whitley
Director

/s/ Gregory N. Wylie*
-------------------------------------
Gregory N. Wylie
Director


* /s/ Randy P. Helton
  -----------------------
  By Randy P. Helton
  Attorney-in-Fact